NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium updates fourth quarter earnings estimate

January 24, 2013 — ALL AMOUNTS ARE STATED IN US$

Calgary, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that it expects its 2012 fourth quarter earnings to be slightly above $2.001 per diluted share. This estimate excludes hedging gains or losses, share-based payments recovery for the fourth quarter and non-recurring non-operating gains. Agrium’s previously announced fourth quarter earnings guidance was $1.50 to $1.90 per diluted share on a comparable basis.

Our Retail business unit is expected to generate over $120-million of EBITDA2 for the fourth quarter which equates to an expected record year of approximately $950-million of EBITDA in 2012. Our Wholesale business also continued to generate better than expected results with EBITDA for the fourth quarter and year anticipated to exceed $500-million and $1.9-billion respectively.

“The increase in our estimated financial results is due to a very strong finish to the fall application season in our North American Retail operations, supported by an extended fall season in the U.S. and continued strength in grain and oilseed prices. Going forward, continued strength in crop prices and low global grain inventories are anticipated to support a strong spring application season in 2013,” said Mike Wilson, Agrium President and CEO.

Our finalized fourth quarter financial statements and audited annual financial results along with a more detailed review of operations and the outlook for our business will be provided on February 22, 2013.

The major assumptions made in updating our fourth quarter guidance are outlined below and include but are not limited to:

•	The consolidated income tax rate approximating 29 percent for the fourth quarter

•	The exclusion from the guidance range of the effects in the fourth quarter of:

¡	Share-based payments

¡	Gains or losses on hedge positions

¡	Non-recurring non-operating gains

1 Earnings are subject to completion of quarterly financial close processes and approval of the 2012 audited financial statements by Agrium’s Board of Directors.

2 EBITDA, a non-IFRS measure, is defined as earnings from continuing operations before finance costs, income taxes, depreciation and amortization. EBITDA does not have any standardized meaning under IFRS and our method of calculation for such measure may not be comparable with that of other companies. We consider EBITDA to be a useful measure of performance because income tax jurisdictions and business segments are not synonymous and we believe that allocation of income tax charges distorts the comparability of performance for our different business segments. Similarly, financing and related interest charges cannot be allocated to all business units on a basis that is meaningful for comparison with other companies.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements, including, but not limited to, statements as to management’s expectations with respect to: our fourth quarter consolidated earnings excluding certain adjustments, our fourth quarter and full year 2012 EBITDA for our Retail and Wholesale business units, strength in future crop prices, low global grain inventories and a strong spring application season in 2013. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements. The purpose of the revised guidance included in this press release is to assist investors in understanding our expected financial results for the fourth quarter of 2012 and this information may not be appropriate for other purposes.

All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements, including the assumptions described above in respect of our revised fourth quarter 2012 guidance and others listed below. Although Agrium believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking statements and the reader should not place an undue reliance on these assumptions and such forward-looking statements. The key assumptions that have been made in connection with the forward-looking statements include Agrium’s ability to successfully integrate and realize the anticipated benefits of its already completed and future acquisitions, including the proposed acquisition of the Agri-products Business of Viterra.

Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions, weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; and other risk factors detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761